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                                                                   Exhibit 48

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF TOMPKINS
----------------------------------------------------------X

In the Matter of the Application of
CE ELECTRIC (NY), INC.,

                             Petitioner,

                  -against-
                                                            VERIFIED ANSWER
NEW YORK STATE ELECTRIC                                  TO VERIFIED PETITION
& GAS CORPORATION,                                         Index No. 97-841
                                                              No. 97-0526M
                             Respondent,

for an order pursuant to CPLR Article 78.

----------------------------------------------------------X

      Respondent New York State Electric & Gas Corporation ("NYSEG"), for its answer to the Verified Petition dated July 30, 1997 (the "Petition") of petitioner CE Electric (NY), Inc. ("CalEnergy"), avers as follows:

      Preliminary Statement. Admits that CalEnergy is a record holder of the common stock of NYSEG; that CalEnergy made a demand for a list of NYSEG shareholders (as well as related shareholder information), and that NYSEG has not provided the documents requested; that CalEnergy made a tender offer for shares of NYSEG which expires on August 14, 1997 and a proposal to acquire NYSEG by merger; and that NYSEG recommended to its shareholders that they not tender their shares to CalEnergy. No responsive pleading is required as to the remainder of the two unnumbered paragraphs of the "Preliminary Statement," as the statements made therein are non-factual, argumentative, rhetorical and embody conclusions of law. Alternately, NYSEG lacks knowledge or information sufficient to form a belief as to the truth of the matters alleged.

      1. No responsive pleading is required as the allegations embody only conclusions of law.


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      2. No responsive pleading is required as the allegations embody only conclusions of law.

      3. Admits, except lacks knowledge or information sufficient to form a belief as to whether CalEnergy was a record holder of common stock of NYSEG "at all relevant times."

      4. Admits.

      5. Admits.

      6. Admits.

      7. Admits.

      8. Admits that CalEnergy's offer to purchase NYSEG shares is reproduced as Exhibit B and lacks knowledge or information sufficient to form a belief as to the truth of the other matters alleged, except that no responsive pleading is required as to the allegation that CalEnergy is "entitled" to the demanded information because it embodies only a conclusion of law.

      9. Admits.

      10. Admits CalEnergy is, and was on July 22, 1997, a record holder of NYSEG common stock, and lacks knowledge or information sufficient to form a belief as to the truth of the allegation that an "affiliate" of CalEnergy owns 241,000 shares of NYSEG common stock.

      11. No responsive pleading is required as the allegations embody only conclusions of law. Alternatively, denies.

      12. No responsive pleading is required as the allegations embody only conclusions of law.

      13. Denies, except admits that NYSEG has not provided CalEnergy with the demanded materials.

      12. No responsive pleading is required as the allegations embody only conclusions of law. Alternatively, denies.


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      13. Admits.

                           AS AND FOR A FIRST DEFENSE

      14. There is a prior action pending between the parties in the United States District Court for the Southern District of New York, entitled New York State Electric & Gas Corporation v. CalEnergy Company, Inc. & CE Electric (NY), Inc., 97 Civ. 5644 (DC) (the "Federal Action"), with respect to the issues that the Court must determine before it can consider granting the relief CalEnergy seeks, in particular, whether CalEnergy's tender offer for NYSEG shares may proceed and whether CalEnergy is proceeding in good faith for a proper purpose.

      15. This proceeding should therefore be held in abeyance pending the resolution of the Federal Action.

      16. Alternately, this proceeding is barred by principles of res judicata and/or collateral estoppel as a result of determinations in the Federal Action.

                           AS AND FOR A SECOND DEFENSE

      17. CalEnergy has not sustained its burden of proving that it is proceeding in good faith for a proper purpose.

      18. To the extent that the parties have presented evidence on whether CalEnergy is proceeding in good faith for a proper purpose, an evidentiary hearing on that issue is required before the Petition can be granted.

                           AS AND FOR A THIRD DEFENSE

      19. CalEnergy comes before the Court with "unclean hands" in that it seeks shareholder information in furtherance of a tender offer that is made possible only because of CalEnergy's breach of a confidentiality agreement, entered into by the parties on or about May 6, 1997, with


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respect to information as to joint ventures then under discussion between the parties, as a result of which breach CalEnergy's interests significantly conflict with those of NYSEG shareholders. These issues are sub judice in the Federal Action.

      20. To the extent that the parties have presented evidence on whether CalEnergy is proceeding with unclean hands, an evidentiary hearing on that issue is required before the Petition can be granted.

                           AS AND FOR A FOURTH DEFENSE

      21. The nature and breadth of the relief requested in the Petition is not authorized or warranted by the common law under which this proceeding is brought.

                           AS AND FOR A FIFTH DEFENSE

      22. The Verified Petition fails to state a cause of action.

      WHEREFORE, NYSEG respectfully requests that the Petition be dismissed, or that this proceeding be held in abeyance pending a resolution of NYSEG's motion for a preliminary injunction in the Federal Action. Alternatively, NYSEG respectfully requests that the Court hold a fact-finding hearing on whether NYSEG is proceeding here in good faith for a proper purpose and with clean hands. NYSEG also respectfully requests such other relief as may be just and proper.


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                                           PLUNKETT & JAFFE, P.C.
                                               Attorneys for New York State
                                               Electric & Gas Corporation
                                           1 North Broadway
                                           White Plains, New York 10601
                                           Tel. (914) 948-7722

Of Counsel:
      HUBER LAWRENCE & ABELL
      605 Third Avenue
      New York, NY 10158
      (212) 682-6200

Dated: August 4, 1997


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